Exhibit 99.1

Casella Waste Systems, Inc. Successfully Refinances Senior Secured Revolving Credit Facility

RUTLAND, VT (March 21, 2011) - Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, announced today that it completed the refinancing of its existing senior secured credit facility with an amended and restated senior secured credit facility (the “Senior Secured Credit Facility”) consisting of a $227.5 million revolving credit and letter of credit facility (the “Revolver Facility”).

Highlights of the new Senior Secured Credit Facility include:

•                  The new facility has a 5-year term, maturing in March 2016.

•                  The interest rate was reduced by 50bps from the existing facility, with the interest rate initially set at LIBOR plus a margin of 3.50% per annum.

•                  At the company’s discretion, the new facility allows for accordion advances up to an aggregate amount of $182.5 million, subject to certain conditions including obtaining additional lender commitments. This accordion capacity provides the company flexibility to refinance its existing $180.0 million second lien notes with borrowings under the new Senior Secured Credit Facility, subject to certain conditions. The facility has a springing maturity date if the company does not refinance its existing second lien notes by March 1, 2014.

“Our team has done an excellent job over the past several months executing against our long-term capital strategy to improve the strength of our balance sheet,” John W. Casella, chairman and CEO of Casella Waste Systems, said. “With this successful refinancing, the sale of our non-integrated recycling assets for $134.1 million in early March, and the refinancing of our senior subordinated notes in early February, we believe that we have driven significant shareholder value and positioned ourselves well for the future.”

“Specifically, this refinancing improves our balance sheet profile by moving out the maturity of our senior secured credit facility to five years and reducing our cash interest costs,” Casella said. “In addition, we expect that the accordion capacity will provide us with an opportunity to call our expensive 11.00% second lien notes when they become callable starting in July 2012 with lower cost senior secured borrowings.”

The net proceeds from the new Senior Secured Credit Facility were used to refinance the borrowings under the company’s existing $177.5 million senior secured credit facility due December 2012. The company repaid its existing senior secured Term Loan B on March 2, 2011.

The interest rate under the new Senior Secured Credit Facility will be initially set at LIBOR plus a margin of 3.50% per annum for Eurodollar rate loans, and thereafter, the applicable margin will be determined in accordance with the pricing grid as set forth in the amended and restated credit agreement. The new Senior Secured Credit Facility is subject to customary affirmative, negative, and financial covenants.

Availability under the new Revolver Facility was at $125.2 million on March 18, 2011, after taking into account $52.6 million of borrowings and $49.7 million of letters of credit.

About Casella Waste Systems, Inc.

Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides solid waste, recycling and resource management services in the northeastern United States. For further information, contact Ned Coletta, vice president of finance and investor relations at (802) 772-2239, or Ed Johnson, chief financial officer at (802) 772-2241, or visit the company’s website at http://www.casella.com.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as we “believe,” “expect,” “anticipate,” “plan,” “may,” “will,” “would,” “intend,” “estimate” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the disposition and the industry and markets in which we operate and management’s beliefs and assumptions. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of our operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in our forward-looking statements. Such risks and uncertainties include or relate to, among other things the commitment of lenders to fund accordion advances and those risks detailed in Item 1A, “Risk Factors” in our Form 10-K for the year ended April 30, 2010.

We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

For further information, contact:
Ned Coletta
Vice President of Finance and Investor Relations
(802) 772-2239
Ed Johnson
Chief Financial Officer
(802) 772-2241
http://www.casella.com